Exhibit 99.1

            First PacTrust Bancorp Inc. Announces Increase
                      in Quarterly Cash Dividend

   CHULA VISTA, Calif.--(BUSINESS WIRE)--May 18, 2004--First PacTrust Bancorp Inc. (NASDAQ:FPTB), the holding company for Pacific Trust Bank, announced today that its board of directors has declared a quarterly cash dividend of ten cents ($0.10) per share on its outstanding common stock. The dividend will be payable on June 25, 2004 to shareholders of record as of June 4, 2004.
   Hans Ganz, president of First PacTrust Bancorp, stated, "This one cent per share quarterly dividend increase reflects the improved earnings of the company for the 1st quarter of 2004, as well as our commitment to enhance shareholder value."
   First PacTrust Bancorp Inc. is a $650.7 million bank holding company with headquarters in Chula Vista, providing traditional deposit and credit services through its wholly-owned Federal Savings bank subsidiary, Pacific Trust Bank. The company has nine banking offices within San Diego and Riverside Counties. More information about the company can be found on its Web site at http://www.firstpactrustbancorp.com.

   Safe Harbor Statement Under the Private Securities Litigation
Reform Act of 1995

   This report contains certain forward-looking statements within the meaning of Section 27a of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. First PacTrust Bancorp Inc. (the company) and Pacific Trust Bank (the bank) intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, as amended, and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the company and the bank, are generally identifiable by use of the words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The ability of the company and the bank to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations and future prospects of the company, the bank, and the bank's wholly owned subsidiaries include, but are not limited to, changes in: interest rates; the economic health of the local real estate market; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the bank's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

    CONTACT: First PacTrust Bancorp Inc., Chula Vista
             Hans Ganz, 619-691-1519